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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Integrity Music, Inc., incorporated in Delaware

Integrity Music Europe Limited, incorporated in the United Kingdom

Integrity Music Pty. Ltd., incorporated in Australia

Integrity Media Asia Pte. Ltd., incorporated in Singapore

Celebration Hymnal LLC, organized in Tennessee


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